The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated September 03, 2019

Filed under 424(b)(3), Registration Statement No. 333-232862-01

Pricing Supplement No. 6 - Dated Tuesday, September 3, 2019 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LL50		100%	1.250%		2.250%	Semi-Annual	09/15/2024	03/15/2020	$11.44	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2020 and any time thereafter. Joint Lead Managers and Lead Agents: Incapital LLC Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2020 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LL68		100%	1.800%		2.750%	Semi-Annual	09/15/2029	03/15/2020	$13.98	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2020 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC                 Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2020 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054LL76		100%	3.150%		3.800%	Semi-Annual	09/15/2049	03/15/2020	$19.32	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2020 and any time thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC                 Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 03/15/2020 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, September 9, 2019 @ 12:00 PM ET

Settle Date: Thursday, September 12, 2019

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes